Exhibit 10.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	) Chapter 11
)
ALTERRA HEALTHCARE CORPORATION,	) Case No. 03-10254 (MFW)
)
Debtor	) AGREED ORDER FOR ADEQUATE ) PROTECTION AND RELIEF FROM ) THE AUTOMATIC STAY ) (FANNIE MAE)

         This matter has come before the court upon the motion of the Federal National Mortgage Association ("Fannie Mae") entitled "MOTION OF THE FEDERAL NATIONAL MORTGAGE ASSOCIATION FOR ADEQUATE PROTECTION," (Docket No. 295) and the "MOTION OF THE FEDERAL NATIONAL MORTGAGE ASSOCIATION FOR RELIEF FROM THE AUTOMATIC STAY" (collectively, the "Motions") seeking adequate protection of its interest in certain Rents (as that term is defined in the Motion) with respect to certain assisted living facilities (collectively, the "Facilities"), operated by Alterra Healthcare Corporation, debtor and debtor in possession (the "Debtor") and relief from the automatic stay. Each of the Facilities is owned or leased by ALS Kansas, Inc., ("ALS"), a wholly owned non-debtor subsidiary of the Debtor. On January 22, 2003 (the "Petition Date"), the Debtor commenced this chapter 11 bankruptcy case (the "Case").

         Upon consideration of the matters raised in the Motions, the court hereby finds as follows:

      A.        This court has jurisdiction over this matter pursuant to 28 U.S.C. §1334. This matter is a "core" proceeding within the meaning of 28 U.S.C. 157.

      B.         Due and appropriate notice of the hearing on the Motions has been provided to all persons entitled to notice under Bankruptcy Rules, and no further notice is necessary.

      C.        In addition to the Debtor, ALS and Fannie Mae, the parties to this Agreed Order are each of the Lenders (collectively, the "Lenders") who are, from time to time, a party to the Credit Agreement dated as of January 22, 2003 entered into with the Debtor (as amended, the "DIP Loan Agreement") to provide, among other things, a credit facility to the Debtor during the pendancy of the Case.

      D.        Fannie Mae is owed approximately $23.4 million by ALS (the "Indebtedness"). In order to secure repayment of the Indebtedness and other related obligations, Fannie Mae has senior, first priority liens on the "Mortgaged Property," which, under the Security Instruments (as defined in the Motions), includes, without limitation, (i) the seven properties (together with related improvements and other collateral, each a "Property," and collectively, the "Properties") leased by the Debtor from ALS under the terms of a number of written leases (each a "Lease," and collectively, the "Leases"), (ii) the Personalty (as defined in the Security Instruments, and including, without limitation, all furnishings, furniture, equipment and other tangible personal property) used in connection with the operation of the Properties, (iii) all Rents and Leases, (iv) all insurance rights with respect to the Mortgaged Property, (v) all tenant security deposits which have not been forfeited by any tenant with respect to the Properties, (vi) all government permits relating to any activities on the Properties, and (vii) all earnings, accounts receivable, issues and profits from the Properties (collectively, and with respect to each of the Properties, the "Collateral") all as more particularly set forth in the Loan Documents (as defined in the Motion). Additionally, under the terms of the Loan Documents, the Debtor subordinated to the Security Instruments its tenant's interest in the Leases and transferred, assigned and set over to Fannie Mae, to the extent permitted by applicable law, all of its rights, title and interest to any rent, licenses and contracts, including its leases and any residency agreements for the provision of resident suites in the Facilities and associated services at or otherwise in connection with the Properties.

      E.        The Properties are located in Wisconsin, Oregon, Pennsylvania and Kansas. Alterra operates the Facilities on the Properties and is obligated to pay rent to ALS for each of the Properties under the terms of the Leases. ALS in turn is obligated to make periodic payments to Fannie Mae to be applied to the Indebtedness as provided in the Loan Documents.

      F.        In addition to the granting by ALS of a security interest in the Collateral, Alterra executed, among other agreements, an "Assignment of Leases and Rents" (collectively, the "Rent Assignments") for each of the Properties, each of which includes an assignment of the respective Lease. As a result of the Rent Assignments, all Rents, including without limitation any other revenues generated by the Properties, were, to the extent permitted by applicable law, assigned absolutely to Fannie Mae. So long as there is no Event of Default as defined in the Rent Assignments, Alterra was provided a revocable license to hold those rents in trust for the benefit of Fannie Mae. After an Event of Default, the license "shall automatically terminate" and Fannie Mae "shall without notice be entitled to all Rents as they become due and payable, including Rents then due and payable."

      G.        Before the commencement of the Case, there was an Event of Default, and under the terms of the Rent Assignments, any license with respect to the Rents was terminated.

      H.        Utilizing the cash management system approved by the Court, the Debtor, as operator of the Facilities, collects Rents in the form of monthly payments from residents and deposits the resident payments into a bank account (the "Commingled Account"). The Debtor deposits the Rents into the Commingled Account together with other funds generated from other activities of the Debtor, including, without limitation, rents generated from the operation of other facilities located on other properties. The Debtor, as operator of the Facilities, uses a portion of the Rents to pay the direct operating expenses of the Facilities. Fannie Mae has not consented to the use of any Rents for any purpose other than the payment of the direct operating expenses of the Facilities. Attached hereto collectively as Exhibit "A" are several periodic reports for the months of January through March 2003 (collectively, the "Monthly Reports") previously provided to Fannie Mae's representatives. The Debtor acknowledges that the information set forth in the Monthly Reports is accurate and complete in every material respect.

      I.        Under the terms of the Loan Documents, ALS is obligated to pay approximately $233,090 per month, comprised of $185,568 in monthly principal and interest and $47,522 in impounds for taxes and replacement reserves. The Debtor did not advance the funds required under the Leases and necessary for ALS to make the payments required under the Loan Documents for January, 2003 and thereafter. As a result, ALS was in default in its obligations to Fannie Mae under the Loan Documents for sums in excess of $932,000. As an interim arrangement entered into after the Petition Date, the Debtor made two payments of $115,000 each (collectively, the "Interim Payments"), which represents only a portion of Debtor's obligations under the Leases and a portion of the monthly obligations of ALS under the Loan Documents. After application of the Interim Payments, the Debtor remains in default under the terms of the Leases, and ALS remains in default under the terms of the Loan Documents.

      J.        The Debtor acknowledges that it has no equity in the Properties, and that the Properties are not necessary for an effective reorganization for the purpose of this Agreed Order. As a result, the Debtor does not dispute that "cause" exists to grant complete relief from the automatic stay. In order to minimize any distress to tenants and to provide a smooth transition for operators, the Debtor agrees that it shall continue to operate the Facilities on the Properties as long as requested by Fannie Mae pursuant to the terms of this Agreed Order.

      K.        The parties have consented to entry of this Agreed Order to set forth the rights of the parties with regard to the funds in the Commingled Account to the extent generated from the operation at the Facilities, to provide for relief from the automatic stay and to allow for an orderly transition to successor management of the Properties.

      L.        The Lenders have excluded from their liens the funds that the Debtor is holding as operator of the Facilities that are already subject to another lien.

      M.        In order to provide Fannie Mae with partial adequate protection and to provide for an orderly transition to successor management of the Properties, the parties have agreed to this Agreed Order.

BASED UPON THE FOREGOING, IT IS HEREBY ORDERED AS FOLLOWS:

      1.        Fannie Mae has senior, first priority liens on the "Mortgaged Property," as that term is defined in the Security Instruments. Additionally, Fannie Mae has a first priority security interest in the cash in the Commingled Account to the extent that funds have been collected after the Petition Date from residents of, or otherwise arise from the operations of, the Facilities (collectively, after deduction for the direct operating costs of the Facilities and capital expenditures, the "Cash Collateral"). The cash used to pay the direct operating expenses of the Facilities from the Petition Date to the Transition Date (as defined below) reduces the amount of the Cash Collateral. The payment of such operating expenses is hereby authorized and approved. The security interest of Fannie Mae in the Cash Collateral deposited in the Commingled Account continues, notwithstanding such commingling. The Cash Collateral generated from operations at the Facilities from January 1, 2003 through March 31, 2003 (the "First Quarter") shall be referred to in this Agreed Order as the "Deferred Sum."

     2.        The security interest of the Lenders does not extend to the Cash Collateral.

      3.        On or before the earlier of (i) two business days after entry of this Agreed Order and (ii) May 1, 2003, the Debtor shall turn over to Fannie Mae or its designee $150,000 of the Deferred Sum. On or before June 1, 2003, the Debtor shall turn over to Fannie Mae or its designee an additional $150,000 of the Deferred Sum. The Deferred Sum shall accrue simple interest at 7.83% per annum (the nondefault rate under the Loan Documents) from the date of entry of this Agreed Order, but such interest shall be waived if the payments are made timely. If the Debtor fails to pay any portion of the Deferred Sum on a timely basis, from the date the payment was then due, that portion of the Deferred Sum remaining to be paid (together with accrued and unpaid interest) shall accrue simple interest at 11.83% per annum (which is the default rate under the Loan Documents) until paid.

      4.        On or before 20 days after entry of this Agreed Order, the Debtor shall provide Fannie Mae with an "Accounting," which shall mean accounting data, certified as accurate and complete in every material respect by a officer of the Debtor, sufficient to inform Fannie Mae of the revenues received from operations of the Facilities for the First Quarter, the operating expenses incurred and paid during the First Quarter, the capital expenditures for the Facilities paid during the First Quarter, and the balances of Cash Collateral held in the Commingled Account as of March 31, 2003. Any such Accounting shall also provide that (i) the funds held in reserve in the First Quarter and through the Transition Date be separately accounted for, (ii) any reserve for taxes with respect to the Facilities for that period shall be prorated over the time the Debtor is owner and any sums in excess of that proration shall be reimbursed to the Debtor, and (iii) any Facility-related capital expenditures paid by the Debtor (and not out of the revenues of the Facilities) as to which the Debtor has not been reimbursed shall be reimbursed to the Debtor.

      5.        The automatic stay imposed by 11 U.S.C. §362(a) is hereby modified to permit Fannie Mae to exercise its rights and remedies available under applicable state law with respect to the Collateral, as defined above, including, without limitation, the commencement and completion of foreclosure actions if Fannie Mae, in its sole discretion, determines that such are necessary or appropriate.

      6.        In order to provide an orderly transition with respect to the residents of the Facilities, the Debtor is authorized and directed to (i) have ALS execute deeds-in-lieu of foreclosure, if such are prepared by Fannie Mae and presented to ALS for execution, and (ii) deliver such deeds in escrow until the Transition Date.

      7.        Further, the Debtor is authorized and directed to continue to manage and operate the Facilities in the ordinary course of business until receipt of written notice from replacement management that it is prepared to assume management responsibilities in accordance with applicable regulatory requirements (the "Transition Date"). If the Transition Date has not occurred on or before July 15, 2003, then the Debtor shall be entitled to a fee equal to 7% of the monthly gross revenues generated by operation of the Facilities, to be prorated on a daily basis until the Transition Date occurs on or after July 15, 2003. The Debtor agrees that the Transition Date for the Facilities may be effectuated on a state by state basis and that any fee is to be applied only as to the revenues of those Facilities still managed by the Debtor. Fannie Mae shall indemnify and hold the Debtor harmless to the extent of liability arising from acts or occurrences after August 15, 2003 that relate to any claim in the operation or maintenance of the Facilities. Any obligation of Fannie Mae shall not include damages found to be the product of willful misconduct or gross negligence, and shall not include any claim for damages arising from acts or occurrences on or before August 15, 2003.

      8.        On or before the earlier of (i) September 30, 2003 and (ii) the date of entry of an order confirming a plan of reorganization in the Debtor's bankruptcy case, but in no event less than 45 days after the Transition Date, the Debtor shall (1) pay to Fannie Mae or its designee the Cash Collateral generated by the operations of the Facilities after the First Quarter through the Transition Date less the amount of (i) any capital expenditures for the Facilities incurred or paid after the First Quarter through the Transition Date in an amount not to exceed $50,000, and (ii) any capital expenditures incurred after entry of this Agreed Order that are approved by Fannie Mae, and (2) provide an Accounting for that time. Further, on or before that date, the Debtor shall pay to Fannie Mae or its designee any Cash Collateral for the First Quarter not previously paid to Fannie Mae or its designee less the amount of any capital expenditures paid during the First Quarter. Any Cash Collateral not paid on a timely basis shall accrue simple interest at 11.83% per annum until paid. If it is determined that the net operating income generated from the Facilities for the First Quarter through the Transition Date is less than the amounts paid to Fannie Mae under this Agreed Order, then, within 30 days of such determination, Fannie Mae shall reimburse the Debtor for any such overpayment.

      9.        Within five (5) business days of entry of this Agreed Order, the Debtor shall serve a copy of the Agreed Order as entered upon: (a) the Office of the United States Trustee; (b) the attorneys for the Lenders; (c) all other creditors known to the Debtor who may have liens against the Collateral; (d) the attorneys for the Indenture Trustee; (e) the United States

Securities and Exchange Commission; (f) the Committee; (g) the Pension Benefit Guaranty Corporation; (h) the largest unsecured creditors of the Debtor, as set forth in the list filed in this Case; (i) all landlords, operators and mortgagors of the premises at which any of the Debtor's inventory or equipment is located who have asserted a lien over any such inventory or equipment; (j) all equipment lessors of the Debtor; and (k) all parties in interest that have filed requests for notice in the Case.

      10.        Pursuant to section 365 of the Bankruptcy Code, the Leases are hereby deemed rejected as of entry of this Agreed Order. Upon full and timely performance by the Debtor of all obligations contemplated in this Agreed Order and specifically including, without limitation, the delivery of executed deeds in lieu and payment of all Cash Collateral in accordance with the provisions of this Agreed Order, Fannie Mae shall waive any and all claims against the Debtor, including claims for damages arising from rejection of the Leases or any unsecured deficiency claims; provided, however, that Fannie Mae is not waiving any claims against the Debtor based upon fraud.

      11.        Upon full and timely performance by Fannie Mae of all of its obligations contemplated by this Agreed Order, the Debtor hereby waives any claims it may have against Fannie Mae, its officers, directors, agents, representatives and loan servicers to the extent such claims arise from or are related to the Facilities.

Dated:        May 12, 2003
/s/ Mary F. Walrath
UNITED STATES BANKRUPTCY JUDGE